Exhibit 5.1

May 14, 2021

Capital City Bank Group, Inc.

217 North Monroe Street

Tallahassee, FL 32301

Re: Capital City Bank Group, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as legal counsel for Capital City Bank Group, Inc., a corporation organized under the laws of the State of Florida (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registrant’s Registration Statement on Form S-8 being filed with the Commission (the “Registration Statement”) on May 14, 2021 (the “Filing Date”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 1,400,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued from time to time by the Registrant upon the exercise of stock options, awards of restricted stock or other equity awards pursuant to the Registrant’s 2021 Associate Incentive Plan, or purchased pursuant to the Registrant’s 2021 Associate Stock Purchase Plan or 2021 Director Stock Purchase Plan (together with the 2021 Associate Incentive Plan, the “Plans”).

We are members of the Bar of the State of Florida and our opinions expressed herein are based upon and limited to the internal laws of the State of Florida (without reference to the choice-of-law provisions, principles or decisions under Florida law), and we do not herein express any opinion with respect to the effect of any law other than the internal laws of the State of Florida.

This letter has been prepared and is to be construed in accordance with the Report on Third-Party Legal Opinion Customary Practice in Florida, dated December 3, 2011, issued by The Florida Bar Business Law Section and the Legal Opinions Committee of The Florida Bar Real Property, Probate and Trust Law Section (the “Report”). The Report is incorporated by reference into this letter. For purposes of construing the Report, the “client” as referenced in the Report is the Company.

Las Olas Centre, Suite 1400, 450 East Las Olas Boulevard • Fort Lauderdale, FL 33301-4206 | 954-713-6407 | Fax: 954-888-2004 | www.gunster.com

BOCA RATON • FORT LAUDERDALE • JACKSONVILLE • KEY LARGO • MIAMI • orlando • PALM BEACH • STUART • TALLAHASSEE • tampa • VERO BEACH • WEST PALM BEACh

May 14, 2021

Capital City Bank Group, Inc.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Registrant, and others. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Opinion

Based upon and subject to the foregoing, and subject to the limitations, qualifications and assumptions set forth in this opinion letter, as of the date hereof, we are of the opinion that the Common Stock, when issued and delivered by the Registrant in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

Nothing contained in this opinion letter shall be deemed to be an opinion other than as set forth in the immediately preceding paragraph.

Qualifications And Limitations

The opinions expressed herein are subject in all respects to the following additional assumptions, qualifications, limitations and exclusions:

(1)          We express no opinion with respect to the statutes, ordinances, administrative decisions, rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) to the extent that they deal with any of the opinions set forth in this letter.

(2)          We express no opinion with respect to any Federal laws, rules or regulations, or the effect of such laws, rules or regulations.

(3)          We express no opinion as to any tax, employment, environmental, energy, land use, banking, or antitrust matters under Federal, state or local laws, regulations or judicial or administrative decisions.

May 14, 2021

Capital City Bank Group, Inc.

This opinion letter is furnished solely in connection with the offering and sale of the Common Stock while the Registration Statement is in effect. The opinion expressed in this letter is rendered as of the date hereof and is based on facts in existence and statutes, rules, regulations and judicial decisions in effect on the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. In addition, we specifically disclaim any undertaking or obligation to advise you of changes that hereafter may be brought to our attention. Furthermore, the opinion provided herein is provided as a legal opinion only and not as a guarantee or warranty of the matters discussed herein.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

The opinion set forth in this opinion letter is limited to the matters expressly set forth and no opinion is to be implied or may be inferred beyond the matters expressly stated.

Very truly yours,

/s/ GUNSTER, YOAKLEY & STEWART, P.A.
GUNSTER, YOAKLEY & STEWART, P.A.

GKB/RBL/CRS